                                                                       EXHIBIT 3

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                              )    CHAPTER 11
                                    )
BIRMINGHAM STEEL                    )    CASE NO. 02-11586 (RSB)
CORPORATION, ET AL.,                )
                                    )    JOINTLY ADMINISTERED
                  DEBTORS.          )
                                    )    DOCKET REF. NO. 366

                               CONFIRMATION ORDER


                  THIS MATTER came before the Court for hearing on September 12, 2002 on confirmation of the Third Amended and Restated Joint Plan of Reorganization of Birmingham Steel Corporation, Birmingham Southeast, L.L.C., American Steel & Wire Corporation, Port Everglades Steel Corporation and Birmingham Recycling Investment Company, Under Chapter 11 of the Bankruptcy Code (the "Plan")(1) filed by Birmingham Steel Corporation ("BSC"), Birmingham Southeast, L.L.C. ("BSE"), American Steel & Wire Corporation ("ASW"), Port Everglades Steel Corporation ("PESCO") and Birmingham Recycling Investment Company ("BRI"), debtors and debtors-in-possession (the "Debtors") filed on September 13, 2002. Appearances were noted in the record. On September 9, 2002, the Debtors filed a second amended and restated Plan which contains modifications affecting the treatment only of Class 2 Claims, Class 4 Claims, and Class 5 Claims. On September 13, 2002, the Debtors filed a third amended and restated Plan, which contains certain non-material technical modifications. The Plan, as amended and restated on September 9, 2002 and September 13, 2002, and together with the modifications contained in this Confirmation Order (collectively, the "Modifications"), is the Plan pursuant to 11 U.S.C. ss. 1127(a). On September 11,

--------------
(1) Capitalized terms in this Order, unless otherwise defined, shall have the meanings set forth in the Plan.

2002, the Debtors filed the Affidavit of Tirzah Gordon certifying the Ballots Accepting or Rejecting Plan (the "Balloting Results"). On September 9, 2002, the Debtors filed the affidavits of Mark Henkels and J. Daniel Garrett in support of confirmation of the Plan. Mr. Henkels and Mr. Garrett were available for cross-examination at the hearing on confirmation of the Plan, and such affidavits were admitted into evidence without objection. The Debtors proffered testimony consistent with such affidavits. The proffer was received and admitted without objection and is part of the record. After due and proper notice and hearing, and based on the pleadings and the record in these cases, the Balloting Results, the evidence presented concerning feasibility and other aspects of the Plan, the arguments, representations of counsel, the stipulations of the parties announced on the record at the confirmation hearing, all other matters brought before the Court, and for good cause shown, the Court finds that the Plan is due to be confirmed pursuant to 11 U.S.C. ss. 1129. Wherefore, premises considered, the Court finds, determines and concludes as follows:

         1. On June 3, 2002 (the "Filing Date") the Debtors filed petitions under chapter 11 of title 11, United States Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"). On June 4, 2002, the Court ordered the joint administration of the Debtors' cases. Pursuant to Sections 1107 and 1108 of the Bankruptcy Code, the Debtors have continued to operate and manage their assets and affairs as debtors-in-possession. No trustee or examiner has been appointed in the Debtors' bankruptcy cases.

         2. By order entered August 8, 2002, the Court approved the Second Amended and Restated Disclosure Statement for Joint Plan of Reorganization of Birmingham Steel Corporation, Birmingham Southeast, L.L.C., American Steel & Wire Corporation, Port Everglades Steel Corporation and Birmingham Recycling Investment Company, Under Chapter 11 of the



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Bankruptcy Code (the "Disclosure Statement") as containing adequate information under Section 1125(a) of the Bankruptcy Code. Pursuant to the Court's order of August 8, 2002 approving the Disclosure Statement (the "Disclosure Statement Order"), and in compliance with Rule 3017(d) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Debtors transmitted to the United States Trustee, all creditors, all equity security holders, (at the address listed in their proof of claim, if applicable, or their last known address pursuant to the Debtors' books and records), all parties requesting notice, and other parties in interest copies of the Plan, the Disclosure Statement, a ballot to accept or reject the Plan, and the Disclosure Statement Order, which included good and sufficient notice of the hearing on confirmation of the Plan and the time within which acceptances, rejections and objections to the Plan were due to be filed. The notice provided was sufficient under Bankruptcy Rules 2002 and 3017. Additionally, on August 14, 2002, notice of the hearing on confirmation of the Plan was published in the Wall Street Journal, National Edition and the Birmingham News. Good and sufficient notice has been given of the deadline for filing ballots accepting or rejecting the Plan, the deadline for filing objections to confirmation of the Plan, and the hearing scheduled to consider confirmation of the Plan. No further notice is due or required.

         3. The Plan divides creditors and holders of equity security interests into eight (8) classes. Class 1 consists of the holders of the Allowed Priority Claims other than Priority Tax Claims. Class 1 is not impaired under the Plan. Accordingly, Class 1 is deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Class 2 consists of the holders of the Allowed Secured Claims of each party to the Omnibus Collateral Agreement and the Intercreditor Agreement, in their capacities as such, including the 1993 Noteholders, the 1995 Noteholders, the Bank Group, the Indenture Trustee (as assignee of the Owner Trustee for the benefit of the Memphis


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Noteholders), PNC and the Collateral Agent. Class 2 is impaired. Of the members of Class 2 casting ballots, 100% in number and 100% in amount voted to accept the Plan. Accordingly, Class 2 has accepted the Plan. Class 3 consists of the holders of the Allowed Secured Claims other than Allowed Secured Claims in Class
2. Class 3 is impaired. Of the members of Class 3 casting ballots, 100% in number and 100% in amount voted to accept the Plan. Accordingly, Class 3 has voted to accept the Plan. Class 4 consists of the holders Allowed Unsecured Claims. Class 4 is impaired. Of the members of Class 4 casting ballots, 97.04% in number and 99.51% in amount voted to accept the Plan. Accordingly, Class 4 has accepted the Plan. Class 5 consists of Interests in BSC, other than Lender Warrants. Class 5 will receive no Distribution under the Plan and the holders of Interests in BSC will receive nothing under the Plan on account of their equity interests. Accordingly, Class 5 is deemed to have rejected the Plan under
Section 1126(g) of the Bankruptcy Code. Class 6 consists of Interests that are Lender Warrants. Class 6 will receive no Distribution under the Plan and the holders of Interests that are Lender Warrants will receive nothing on account of their equity interests. Accordingly, Class 6 is deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code. Class 7 consists of Intercompany Claims. Class 7 will receive no Distribution under the Plan and the holders of Intercompany Claims will receive nothing on account of such claims. Accordingly, Class 7 is deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code. Class 8 consists of Intercompany Interests. Class 8 will receive no Distribution under the Plan and the holders of Intercompany Interests will receive nothing on account of their equity interests. Accordingly, Class 8 is deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code.


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

         4.       The following parties filed objections to confirmation of the
Plan: (a) The United States Trustee (the "UST"); (b) the United States, on behalf of the United States Environmental Protection Agency (the "EPA"); (c) the United States, on behalf of the Internal Revenue Service (the "IRS"); (d) Westchester Fire Insurance Company, Century Indemnity Company and U.S. Fire Insurance Company (the "ACE Insurers"); (e) PSC Metals, Inc. ("PSC"); (f) the Memphis and Shelby County Port Commission (the "Port Commission"); (g) Norfolk Southern Railroad Company ("Norfolk"); (h) the State of Mississippi Workers' Compensation Trust Fund ; (i) Christopher Logan; and (j) Alberto Manriquez and Carol Manriquez (collectively, the "Objectors," or, in the singular, an "Objector"). John Burdette filed an informal objection, and the Tennessee Valley Authority ("TVA") voiced an objection in open court. As announced on the record at the confirmation hearing, with the exception of the objection of the UST, John Burdette, and TVA, such objections to confirmation (collectively, the "Objections") were withdrawn by the Objectors on the terms and conditions set forth in the Modifications and as set forth in paragraph B of this Order. With the exception of the UST, John Burdette, and TVA, the Objectors do not object to confirmation of the Plan as modified.

         5. The objection of John Burdette is due to be overruled. John Burdette failed to appear at the hearing and there is no legal basis for his objection.

         6. The objection of TVA is due to be overruled. The Plan does not contain material modifications with respect to TVA's standing as a creditor and does not adversely affect TVA.

         7. The objection of the UST relates to provisions in the Plan releasing and enjoining Claims against non-Debtor entities. Section VI of the Plan provides for the release of any


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and all direct, indirect or derivative Claims, obligations, suits, actions, causes of actions, liabilities, obligations, demands, damages, judgments, orders, decrees, rights of contribution and indemnification or other right to payment, and other disputes or controversies of every kind, type, nature, description, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, liquidated or unliquidated, existing or hereafter arising in law, equity or otherwise, related to or connected with the Debtors, or any of them, the Cases, Sale, the Plan, the Plan Support Agreement, or the management, operation, business, legal or financial affairs of the Debtors, or any of them, before or after the Filing Date, including, without limitation, Avoidance Actions and any legal or equitable Claim for Tort, Fraud, Contract, Breach of Fiduciary or other duty or violation of federal securities law, but excluding rights under the Plan, the Plan Support Agreement and the Asset Purchase Agreement (collectively, the "Released Claims"), against the Debtors, the holders of Allowed Secured Claims (the "Secured Parties"), the Buyer, and their respective predecessors and successors in interest, general and limited partners, other affiliates and each and every person claiming a right in a derivative capacity in their behalf, and each of the officers, directors, shareholders, members, agents, employees, professionals and other representatives of each of them (collectively, the "Released Parties").

         8. The release provisions of Section VI of the Plan provide for the settlement and compromise of claims and causes of action against the Released Parties subject to Section 1123(b)(3)(A) of the Bankruptcy Code. Accordingly, the Plan does not implicate the provisions of Section 524(e) of the Bankruptcy Code.

         9. As consideration for the releases, the Released Parties shall make substantial contributions of assets to the Debtors' liquidating plan of reorganization.


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         10.      Based on the evidence presented, Section VI.C.2 of the Plan properly provides for mutual releases by and between the Released Parties. There is an identity of interests between the Debtors and the Released Parties. The Released Parties have made substantial contributions of assets to the Debtors' reorganization, and have been actively and continuously involved in the negotiation of the Plan. The injunction in the Plan is essential to the reorganization, as there is little likelihood of success without the injunction. An overwhelming majority of the Class 4 creditors affected by the injunction have voted to accept the Plan. The Plan provides for payment of Class 4 claims that are affected by the injunction. In re Zenith Electronics Corporation, 241 B.R. 92, 110-11 (Bankr. D. Del. 1999).

         11. Based on the evidence presented, Section VI.C.3 of the Plan properly provides for non-debtor third party releases under Section 1123(b)(6) of the Bankruptcy Code. The Debtors have presented sufficient facts demonstrating extraordinary circumstances and the necessity and fairness of the releases. The releases are appropriate, given the continued involvement and cooperation of the Secured Parties, the Debtors' officers and directors, and the Buyers in the negotiation and formulation of the Plan. The Released Parties have a reasonable expectation of being protected, given their substantial contributions in this case and the results achieved. Under the circumstances of this case the non-debtor third party releases are necessary to the Plan and fair with respect to the non-consenting claimants. In re Continental Airlines, 203 F. 3d 203, 214 (3rd Cir. 1999).

         12. The Plan and the releases set forth therein constitute a good faith compromise and settlement of certain disputes, which compromise is fair, equitable and within the lowest point in


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the range of reasonableness, and is in the best interests of the Debtors, their estates and their creditors and satisfies the standards enunciated in In re Martin, 91 F.3d 389, 393 (3rd Cir. 1996).

         13. The Plan, as further modified by the Modifications, was submitted after the deadline for submitting ballots. The Modifications affect only Class 2, Class 4, and Class 5. Holders of Class 2 Claims in excess of 66% in amount and 51% in number of those voting on the Plan have executed written consents to the Modifications. Accordingly, under Rule 3019, no further notice, re-solicitation or hearing is necessary with respect to Class 2. In re Dow Corning Corp., 237 B.R. 374, 379 (Bankr. E.D. Mich. 1999). The Plan substantially improves the position of Class 4. The Plan does not adversely change the treatment of Class 4 claims. Accordingly, under Rule 3019, no further notice, re-solicitation or hearing is necessary with respect to Class 4. Dow Corning Corp., 237 B.R. at 379. The plan does not adversely change the treatment of Class 3 claims. Accordingly, under Rule 3019, no further notice, re-solicitation or hearing is necessary with respect to Class 3. Dow Corning Corp., 237 B.R. at 379. Classes 5, 6, 7 and 8 are deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code. Accordingly, under Rule 3019, no further notice, re-solicitation or hearing is necessary with respect to Classes 5, 6, 7 and 8. Holywell Corp. v. Bank of New York, 59 B.R. 340, 352 (S.D. Fla. 1986).

         14. The Plan, including the Modifications, complies with the applicable provisions of the Bankruptcy Code.

         15. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

         16. The Debtors have proposed the Plan in good faith and not by any means forbidden by law.


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         17.      Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or costs and expenses in or in connection with the Debtors' cases, or in connection with the Plan and incident to the Debtors' cases, has been approved by, or is subject to the approval of, the Court as reasonable.

         18. The Plan complies with Section 1123(b)(4) of the Bankruptcy Code. The Plan provides for the sale of substantially all of the Debtors' assets to the Buyer free and clear of all liens, claims and encumbrances pursuant to
Section 363(f) of the Bankruptcy Code. The sale to the Buyer is due to be approved as part of the Plan pursuant to Section 363(f), as the Debtors have presented an articulated business justification for the proposed sale. The Sale is necessary to fund and implement the Plan, which has been approved by creditors. The Sale will realize the full market value of the Debtors' assets and is for the highest and best price available in the market, maximizing the return to the Debtors' estate and the benefit to creditors, shareholders and other parties in interest. The Sale was negotiated at arms-length and is appropriately documented. The assets have been property marketed, and the Sale's price represents a fair price for the assets. The Sale will preserve the enterprise value of the Debtors as a going concern and will support the fundamental purposes underlying chapter 11 of the Bankruptcy Code. Accordingly, the Sale is due to be approved pursuant to the Plan.

         19. The only parties asserting an interest in the assets to be sold to the Buyer pursuant to the Sale are the Secured Parties. The Secured Parties consent to the Sale on the terms and conditions set forth in the Plan. Accordingly, the Sale may be free and clear of such interests pursuant to
Section 363(f)(2) of the Bankruptcy Code. Although the Debtors are informed and believe that no other entity holds an interest in the subject assets, the Debtors have provided full and


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complete notice of the Proposed Sale. No other creditor asserting an interest in the subject assets has appeared or objected to the Sale free and clear. Any other entity asserting an interest in the subject assets is deemed to have consented to the Sale, and the Sale is authorized under Section 363(f)(2). Any such interest would be junior to the interests of the Secured Parties. Accordingly, to the extent any such interests exist, it is subject to bona fide dispute pursuant to Section 506 of the Bankruptcy Code and the Sale is due to be approved pursuant to Section 363(f)(4) of the Bankruptcy Code.

         20. The Debtors, as proponents of the Plan, have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors or any successor to the Debtors under the Plan. In addition, the appointment to, or continuance in, any such office of any such individual, or entity, is consistent with the interests of creditors and equity security holders and with public policy. The Debtors, as proponents of the Plan, have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

         21. The Plan does not provide for any rate change that would require approval of a government regulatory commission with jurisdiction over the rates of the Debtors. Accordingly, Section 1129(a)(6) of the Bankruptcy Code is not applicable and has been satisfied.

         22. With respect to each impaired class of claims or interests under the Plan:

                  (a) Each holder of a claim or interest of such class (i) has accepted the Plan; or (ii) will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if


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

                           the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date; or

                  (b) Insofar as Section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the Plan on account of such claim property of a value, as of the Effective Date, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

         23. With respect to each class of claims, such class has accepted the Plan or such class is not impaired under the Plan. Class 5, consisting of the holders of Interests in BSC other than Lender Warrants, is deemed not to have accepted the Plan under Section 1126(g) of the Bankruptcy Code. However, the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 5. Without limitation, the holder of any interest that is junior to the interests of Class 5 will not receive or retain under the Plan on account of such junior interest any property. Class 6, consisting of Interests in BSC that are Lender Warrants, is deemed not to have accepted the Plan under Section 1126(g) of the Bankruptcy Code. However, the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 6. Without limitation, the holder of any interest that is junior to the interests of Class 6 will not receive or retain under the Plan on account of such junior interest any property. Class 7, consisting of Intercompany Claims, is deemed not to have accepted the Plan under Section 1126(g) of the Bankruptcy Code. However, the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 7. Without limitation, the holder of any interest that is junior to the interests of Class 7 will not receive or retain under the Plan on account of


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such junior interest any property. Class 8, consisting of Intercompany
Interests, is deemed not to have accepted the Plan under Section 1126(g) of the Bankruptcy Code. However, the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 8. Without limitation, the holder of any interest that is junior to the interests of Class 8 will not receive or retain under the Plan on account of such junior interest any property.

         24. Except to the extent that a holder of a particular claim has agreed to different treatment of such claim, the Plan provides that:

                  (a)      Subject to the allowance provisions contained in
                           Section III of the Plan, with respect to a claim of a kind specified in Section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the First Distribution Date or, if later, the fifteenth (15th) Business Day after such claim becomes Allowed, the holder of such claim will receive on account of such claim cash equal to the Allowed amount of such claim;

                  (b) With respect to a class of claims of a kind specified in Sections 507(a)(3), 507(a)(4), 507(a)(5) or
                           507(a)(6) of the Bankruptcy Code, each holder of a claim of such class will receive on the First Distribution Date or, if later, on the fifteenth
                           (15th) Business Day after such claim becomes Allowed, cash equal to the Allowed amount of such claim;

                  (c)      With respect to a claim of a kind specified in
                           Section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on the First Distribution Date or, if later, on the fifteenth (15th) Business Day after


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

                           such claim becomes Allowed, cash equal to the Allowed amount of such claim; and

                  (d) Payment on the Allowed Claims referenced in subparagraphs (a), (b) and (c) above shall be from the Administrative Claim Reserve, which shall be funded on the Effective Date.

         25. At least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by an insider.

         26. Confirmation of the Plan is not likely to be followed by liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, except to the extent liquidation is proposed in the Plan.

         27. All fees payable under 28 U.S.C. ss. 1930, as determined by the Court at the hearing on confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date. Based upon the Plan and the evidence before the Court, the Debtors have no obligation to provide any retiree benefits as defined in Section 1114 of the Bankruptcy Code. Accordingly, the Plan provides for the continuation after the Effective Date of payment of all such benefits, if any, at the level established pursuant to subsection (e)(1)(B) or (G) of Section 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits. 25.

         28. The Plan complies with all requirements of Section 1129(a) of the Bankruptcy Code, except that Classes 5, 6, 7 and 8, deemed to have rejected the Plan, did not vote in favor of the Plan as required by Section 1129(a)(8); however, the Plan does not discriminate unfairly and is fair and equitable with respect to Class 5, 6, 7 and 8 pursuant to Section 1129(b)(2)(C)(ii). Accordingly, the Plan is due to be confirmed under Section 1129(b) of the Bankruptcy Code.

         NOW, THEREFORE, based upon the foregoing findings of fact and conclusions of law, the representations and stipulations of the parties, and the record of the confirmation hearing, which is incorporated into this Order by reference, it is hereby ORDERED, ADJUDGED AND DECREED, as follows:

         A. The Plan, as modified by the Modifications, is confirmed pursuant to Sections 1129(a) and (b) of the Bankruptcy Code.

         B. The Objections of the UST, John Burdette and TVA are overruled. The remaining Objections, and each of them, are withdrawn; provided, however, that the Plan is hereby modified and amended as follows:

                           1. Notwithstanding any other term or provision in the Plan, this Order shall be without prejudice to the rights, claims, and defenses of the Memphis and Shelby County Port Commission (the "Port Commission") on any issues relating to the agreement by and between BSC and the Port Commission dated as of December 18, 1995, and the lease by and between the Port Commission and BSC dated as of November 27, 1996.


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

                           2. This Order shall be without prejudice to the Port Commission's objection to the Debtors' Motion to Assume and Assign Executory Contracts and Unexpired Leases Pursuant to 11 U.S.C. ss. 365 and To Fix Cure Amounts Thereunder, which, by agreement of the parties, has been continued to the next scheduled Omnibus Hearing Date (or such other date as may be mutually agreed upon and acceptable to the Court) and both parties reserve all rights, claims, and defenses with respect to any issues relating to the agreement by and between BSC and the Port Commission dated as of December 18, 1995, and the lease by and between the Port Commission and BSC dated as of November 27, 1996.

                           3. PSC's objection relates to certain personal property located at BSC's Memphis facility. Without limitation, there is a dispute as to whether PSC owns two pieces of personal property. Notwithstanding any other term or provision in the Plan, this Order shall be without prejudice to the rights, claims and defenses of PSC, including PSC's right to establish title to and recover personal property located at

                                    BSC's Memphis facility. No provision of the Asset Purchase Agreement, the Plan, or this Order shall affect PSC's rights, if any, under Section 365(h) of the Bankruptcy Code.

                           4. The Plan provides that the Liquidation Trustee shall have the powers of a debtor-in-possession with respect to any duties imposed on the Debtors under insurance policies. Notwithstanding any other term or provision in the Plan, this Order (i) shall be without prejudice to the rights, claims, defenses and/or reservations of rights of the Debtors and Westchester Fire Insurance Company, Century Indemnity Company and U.S. Fire Insurance Company (collectively, the "ACE Insurers") on any issues relating to the Policies (as that term is defined, and as such issues are set forth, in the ACE Insurers' objection to confirmation) or the terms, conditions, limitations and/or exclusions of the Policies; (ii) confirms that the Debtors shall remain as the insured under the Policies and that they shall not be assigned; and (iii) acknowledges that nothing in the Plan shall be deemed to create any insurance coverage that does not otherwise exist, if at all, under the terms of the Policies.

                           5. This Order and confirmation of the Plan are not intended to release or nullify any potential liability to the United States under environmental statutes or regulations that Buyer (or any other subsequent owner or operator) may have as a subsequent owner or operator of any of the Debtors' property after the closing date of the Sale, and shall not abrogate any right of Buyer (or any other subsequent owner or operator) under any environmental law to deny such liability and assert affirmative defenses.

                           6. The Committee, its constituent members, and their respective directors, officers, employees, agents, representatives and professionals, and each of them, are included in the definition of Exculpated Parties in Section VI.C.4 of the Plan.

                           7. Notwithstanding any provision of the Plan or this Confirmation Order to the contrary; (a) unless otherwise agreed by the parties, the payments of the Allowed Priority Tax Claims held by the IRS shall be paid in full on the Effective Date; (b) to the extent that any IRS claim is not an Allowed Claim on the Effective Date, interest shall accrue at the rate set forth in 26 U.S.C. ss.6621 on such portion of the

                                    IRS claim that eventually becomes an Allowed
                                    Priority Tax Claim; (c) confirmation of the
                                    Plan shall not affect the setoff rights of the United States; (d) confirmation of the Plan shall not discharge the debtors from the claims of the United States; and (e) confirmation of the Plan shall not affect the rights and remedies of the IRS under 26 U.S.C. 6672.

                           8. Notwithstanding anything in the Plan or this Confirmation Order to the contrary and despite any discharge granted under Section 1141 of the Bankruptcy Code, or the effect thereof as set forth in Section 524 of the Bankruptcy Code, Norfolk Southern Railway Company shall retain its right to raise any and all defenses or counterclaims, including, but not limited to, its rights of setoff and recoupment, in response to any claim or Cause of Action brought against it by the Debtors, the Liquidation Trust, or any person.

                  C. Except as specifically modified herein, this Confirmation Order incorporates, approves, ratifies and authorizes each term and condition of the Plan and the transactions contemplated therein.

                  D. As required by Section III.C.3(c) of the Plan, the Committee and the AIR Lenders have complied with the Stipulation By and Between the Debtors, the


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

                           AIR Lenders and the Official Committee of Unsecured Creditors dated and filed on September 9, 2002.

                  E. The Sale, including the Debtors' assumption and assignment of certain executory contracts and unexpired leases, and each of them, is approved under
                           Section 363(f) of the Bankruptcy Code, as set forth under separate orders.

                  F. Under the Plan, the First Distribution Date is hereby designated as a Business Day, as determined by the Debtors, as soon as practicable after the Closing Date, but at least one (1) Business Day after the Collateral Agent makes the Class 2 Distribution to the holders of Allowed Claims in Class 2 pursuant to the Plan.

                  G. Except for payments under the Post Petition Credit Agreement with Bank of America, as agent, and the Final Order Authorizing Debtors in Possession to (i) Enter into Post Petition Financing Agreement and Obtain Post-Petition Financing Pursuant to Sections 363 and 364 of the Bankruptcy Code; (ii) Use Cash Collateral Pursuant to Section 363 of the Bankruptcy Code; and (iii) Provide Adequate Protection and Grant Liens, Security Interests and Superpriority Claims, all requests for payment of Administrative Expense Claims arising prior to the date of this Confirmation Order must be filed and served on the Debtors, the Informal Group and each of the Committees no later than ten (10) days after the Confirmation Date on the terms and conditions set forth in the Plan. Except as provided by prior order of the Court allowing the employment of professionals in the ordinary course of business, professionals or other entities asserting a Fee Claim must file and serve on the Debtors, the Agent, the Committees, and the United States Trustee an application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Confirmation Date on the terms and conditions set forth in the Plan. All requests for payment of an Administrative Expense Claim and all requests for payment of a Fee Claim shall comply with the Bankruptcy Rules.

                  H. The Debtors are authorized and directed to execute and enter into such agreements, assumptions, assignments, instruments, documents of title, and releases as may be necessary or appropriate to effectuate the terms of the Plan. As provided in
                           Section 1146(c) of the Bankruptcy Code, the delivery of any instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

                  I. Except as set forth in Sections VI.B.4 and 6 of the Plan, all Causes of Action shall vest in the Liquidation Trust on the Effective Date. Without limitation of, and subject to, the foregoing, in accordance with the terms of the Plan, the Liquidation Trust shall retain and may enforce (1) all Avoidance Actions, whether or not filed prior to the Effective Date, including, without limitation, all claims and causes of action under Sections 547 and 548 of the Bankruptcy Code against any person or entity receiving payments or other transfers from the Debtors during the 90 days before the Filing Date;
                           (2) all claims and Causes of Action listed or disclosed in the Plan, the Disclosure Statement, the Debtors' Schedules and all claims and causes of action against any person or entity listed in the Plan, the Disclosure Statement or the Debtors' Schedules; (3) all claims and causes of action related to accounts receivable and any other right to payment that arises from or outside the ordinary course of the Debtors' businesses; (4) all claims and causes of action related to the Debtors' purchase or sale of goods or collection of accounts, including, without limitation, claims for collection, charge backs or defective goods against the persons and entities listed in the Plan, the Disclosure Statement or the Debtors' Schedules; (5) all Causes of Action (as defined in the Plan); and (6) all other claims and causes of action of any nature or type whatsoever, at law or in equity, against any person or entity. The foregoing enumeration of potential claims and causes of action is nonexclusive and shall not constitute a limitation or waiver of any claim, right to payment, demand or cause of action not so enumerated. Such claims and causes of action shall not, under any circumstances, be waived, deemed waived or otherwise limited as a result of the failure of the Debtors to describe a particular cause of action with more specificity in the Plan or the Disclosure Statement or the omission of a specific reference to such claim or cause of action in this Confirmation Order. Except as provided in the Plan, the Liquidation Trust shall retain at least the same rights that a trustee under chapter 7 of the Bankruptcy Code would have with respect to all claims and causes of action. Except as provided in the Plan (including with respect to the allowance of the AIR Lenders' Claims), confirmation of the Plan, approval of the Disclosure Statement, entry of this Confirmation Order, and the consummation of the Plan shall not constitute res judicata, collateral estoppel, claim preclusion or issue preclusion so as to preclude prosecution by the Liquidation Trust of any claim or cause of action of the Debtors or the Estate after the Confirmation Date and will not in any way estop the Liquidation Trust (judicially or otherwise) from pursuing any such claim or cause of action.

                  J. All settlements contained in the Plan, as may be modified and amended pursuant to this Confirmation Order, including, without limitation, releases and injunctions in favor of the Released Parties, are hereby approved.

                  K. The Liquidation Trust Agreement substantially in the form set forth as Exhibit D to the Disclosure Statement, subject to such modifications as agreed upon between the Debtors and holders of Claims in Class 2 so as to conform the Liquidation Trust to the Plan, is hereby approved and shall be effective as of the Effective Date, provided, however, that any dispute between the Debtors and holders of Claims in Class 2 in this regard may be submitted to the Bankruptcy Court for determination. Subject to the terms of the Plan, the Debtors and the Liquidation Trustee are duly and validly authorized to issue, execute, deliver, file or record any and all documents necessary to implement the Liquidation Trust. In the event of any inconsistencies between the Plan and the Liquidation Trust, the provisions of the Plan shall govern.

                  L. In accordance with the provisions of the Plan, except as modified herein, the Court shall retain jurisdiction of the Debtors' cases until the Plan has been substantially consummated, the Debtors' cases are closed, and all assets of the Liquidation Trust are distributed. Such jurisdiction shall extend, without limitation, to the Debtors, the Liquidation Trust, all assets of the Estate, and the matters and purposes described in Section IX of the Plan.

                  M. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision in the Plan. To the extent that any inconsistency exists between the Plan and this

                           Confirmation Order, the terms and conditions of this Confirmation Order shall govern.

                  N. This Confirmation Order shall be vacated and shall be of no further force or effect (1) if the Effective Date has not occurred on or before the Outside Termination Date (as defined in the Plan Support Agreement), or (2) of the Asset Purchase Agreement is terminated.

                  DONE this _____ day of September, 2002.



                                        ---------------------------------------
                                        Ronald S. Barliant
                                        United States Bankruptcy Judge



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